Exhibit 3.1

THIRD AMENDED AND RESTATED
 CERTIFICATE OF INCORPORATION OF
 ADTHEORENT HOLDING COMPANY, INC.

ARTICLE I

Name

The name of the Corporation is AdTheorent Holding Company, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Act”).

ARTICLE IV

Capital Stock

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,000, of which 1,000 shares shall be Common Stock, having a par value of $0.01 per share (the “Common Stock”), and 1,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”).

The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

The board of directors is further authorized, subject to any limitations prescribed by law and this Certificate of Incorporation, to designate classes of capital stock as voting stock or non-voting stock.  Classes of capital stock designated as voting stock shall be entitled to vote on matters on which stockholders of the Corporation are entitled to vote.  Classes of capital stock designated as non-voting stock shall not be entitled to vote on any matters on which stockholders of the Corporation are entitled to vote.

ARTICLE V

Bylaws

The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the Corporation, except as such power may be restricted or limited by the Act.

ARTICLE VI

Directors and Officers

(1)      Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

(2)     To the fullest extent permitted by the Act, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the Act is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended, automatically and without further action, upon the date of such amendment.

ARTICLE VII

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

Indemnification of Directors, Officers and Others

(1)     The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(2)     The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

(3)    Neither any amendment nor repeal of this Article VIII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.